EXHIBIT 99.1

                        RADISYS ANNOUNCES NEW ADDITION TO
                               BOARD OF DIRECTORS

  HILLSBORO, OR -- NOVEMBER 19, 2002 -- RadiSys Corporation (Nasdaq: RSYS), a leading provider of embedded systems, today announceD that Dr. William W. Lattin has been appointed to the company's Board of Directors effective November 20, 2002.

         Dr. Lattin retired from Synopsys, Inc in October 1999 where he was Executive Vice President since October 1994. Prior to Synopsys, Dr. Lattin served as President and Chief Executive Officer of Logic Modeling Corp from September 1986 through February 1994. From 1975 to 1986, Dr. Lattin held various engineering and management positions with Intel Corporation.

         Dr. Lattin also serves as a director on the boards of Merix Corporation and Easy Street Online Services as well as several private companies. Dr. Lattin served on the RadiSys board from 1988 to 1999. Dr. Lattin holds a Ph.D. in electrical engineering from Arizona State University and a M.S.E.E. and a B.S.E.E from the University of California-Berkeley.

         "We are delighted that Dr. Lattin is re-joining our Board." said Scott Grout, President and CEO for RadiSys. "Dr. Lattin's successful background and experience coupled with his deep understanding of RadiSys' core businesses and opportunities will be invaluable to the company."

ABOUT RADISYS

         RadiSys (Nasdaq: RSYS) is a leading global provider of embedded hardware and software building blocks and solutions to OEM companies in the communications, medical, industrial automation and transaction terminal equipment markets. Using its extensive expertise in a wide variety of technologies, RadiSys focuses on industry-leading Intel architecture while working in a close "virtual division" relationship with its customers -- significantly improving their time-to-market advantage and reducing cost. The broad range of RadiSys product offerings include board-level embedded computers; blade servers; motherboards; network interfaces and packet processing engines; communications middleware and software such as SS7/IP internetworking and protocol stacks; platforms based on PCI, CompactPCI, CompactPCI 2.16 and ATCA; turnkey gateway systems and professional services.

         RadiSys is a registered trademark of RadiSys Corporation. All other products are trademarks or registered trademarks of their respective companies.

         For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.